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                                  EXHIBIT 23.01


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Invivo Corporation:

The audits referred to in our report dated July 30, 1997, included the related financial statement schedule as of June 30, 1997, and for each of the years in the three-year period ended June 30, 1997, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 33-88798) on Form S-8 of Invivo Corporation of our report dated July 30, 1997, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997, annual report on Form 10-K of Invivo Corporation.



                                        KPMG PEAT MARWICK LLP


Oakland, California
September 26, 1997






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